Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Offering Statement on Form 1-A POS of RoyaltyTraders LLC of the Brown Smith Wallace, LLP audit report dated April 5, 2021 relating to the financial statements of RoyaltyTraders LLC for the period since inception, March 18, 2021 to March 31, 2021, which appear in this Offering Statement on Form 1-A POS. Armanino LLP acquired the practice of Brown Smith Wallace, LLP on August 1, 2021. As such, Armanino LLP is a successor in interest to Brown Smith Wallace, LLP.

/s/ Armanino LLP

St. Louis, Missouri

January 27, 2022